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                                                                     EXHIBIT 3.1


                             NABORS INDUSTRIES, INC.

                          CERTIFICATE OF DESIGNATIONS,
                     PREFERENCES, RIGHTS AND LIMITATIONS OF
                         SPECIAL VOTING PREFERRED STOCK

                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

         Nabors Industries, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation (the "Board"):

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), there hereby is created, out of the 10,000,000 shares of Preferred Stock, par value $.10 per share, of the Corporation authorized in Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Corporation, to be designated "Special Voting Preferred Stock," consisting of one (1) share, which series shall have the following voting powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating optional and other rights, and the qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

         SECTION 1. DESIGNATION AND SIZE OF ISSUE; RANKING.

                  (A) The designation of the series of Preferred Stock shall be "Special Voting Preferred Stock" (the "Special Voting Preferred Stock"), and the number of shares constituting the Special Voting Preferred Stock shall be one (1) share.

                  (B) Any share of Special Voting Preferred Stock which at any time has been redeemed or otherwise reacquired by the Corporation shall, after such redemption or other acquisition, resume the status of authorized and unissued shares of Preferred Stock, without designation as to series until such share is once more designated as part of a particular series by the Board.


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                  (C) The share of Special Voting Preferred Stock shall rank senior, as to distribution of assets upon liquidation, to (i) the shares of Common Stock, par value $.10 per share, of the Corporation (the "Common Stock"), and (ii) the shares of Class B Common Stock, par value $.10 per share, of the Corporation (the "Class B Common Stock"); and shall rank junior to any future series of Preferred Stock issued by the Corporation after the effectiveness of this Certificate of Designations that by its terms ranks senior to the Special Voting Preferred Stock.

         SECTION 2. VOTING RIGHTS OF SPECIAL VOTING PREFERRED STOCK.

                  (A) GENERAL. Except as otherwise required by law or the Certificate of Incorporation, the holder of record of the share of Special Voting Preferred Stock shall have a number of votes equal to the number of Exchangeable Shares ("Exchangeable Shares") of Nabors Exchangeco (Canada) Inc., a corporation incorporated under the laws of Canada ("Exchangeco"), outstanding from time to time which are not owned by the Corporation or any of its Affiliates (as defined in the Voting and Exchange Trust Agreement with respect to the Exchangeable Shares between the Corporation, Exchangeco and Computershare Trust Company of Canada (the "Trustee"), as amended from time to time (the "Voting and Exchange Trust Agreement")), in each case for the election of directors and on all matters submitted generally to a vote of the stockholders of the Corporation.

                  (B) COMMON STOCK AND SPECIAL VOTING PREFERRED STOCK IDENTICAL IN VOTING. Except as otherwise required by law or the Certificate of Incorporation, in respect of all matters concerning the voting of shares of capital stock of the Corporation, the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) and the Special Voting Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

         SECTION 3. LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Corporation, and subject to any prior rights of holders of shares of any other series of Preferred Stock, if the Special Voting Preferred Stock is then outstanding the holder thereof shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $0.01 before any distribution is made on the Common Stock, the Class B Common Stock or on any other stock of the Corporation ranking junior to the Special Voting Preferred Stock as to distribution of assets on liquidation, dissolution or winding-up. After payment of the full amount of the above liquidation preference of the outstanding share of Special Voting Preferred Stock, the holder of the share of Special Voting Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation. For the purposes of this Section 3, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or

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         assets of the Corporation, nor the consolidation, amalgamation or merger of the Corporation with or into one or more other entities, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

         SECTION 4. DIVIDENDS. The holder of the Special Voting Preferred Stock shall not be entitled to receive any dividends, whether payable in cash, in property or in shares of capital stock of the Corporation.

         SECTION 5. ISSUANCE OF SPECIAL VOTING PREFERRED STOCK.

                  (A) Pursuant to the terms of that certain Amended and Restated Acquisition Agreement, dated as of March 18, 2002, between the Corporation and Enserco Energy Service Company Inc., one share of Special Voting Preferred Stock is being issued to the Trustee under the Voting and Exchange Trust Agreement.

                  (B) The holder of the share of Special Voting Preferred Stock is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

                  (C) At such time as the Special Voting Preferred Stock has no votes attached to it because there are no Exchangeable Shares of Exchangeco outstanding which are not owned by the Corporation or any of its Affiliates and there are no shares of stock, debt, options, rights or other agreements of Exchangeco which could give rise to the issuance of any Exchangeable Shares to any person (other than to the Corporation or any of its Affiliates), the Special Voting Preferred Stock shall be redeemed in accordance with Section 7 hereof.

         SECTION 6. CONVERSION OR EXCHANGE. The holder of the share of Special Voting Preferred Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Corporation.

         SECTION 7. REDEMPTION. The share of Special Voting Preferred Stock shall not be subject to redemption, except that at such time as no Exchangeable Shares (other than Exchangeable Shares owned by the Corporation or any of its Affiliates), shall be outstanding, and there are no shares of stock, debt, options, rights or other agreements of Exchangeco which could give rise to the issuance of any Exchangeable Shares to any person (other than to the Corporation or any of its Affiliates), the Special Voting Preferred Stock shall automatically be redeemed by the Corporation for an amount equal to $0.01, due and payable upon such redemption.



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         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested this 25th day of April, 2002.

                                        NABORS INDUSTRIES, INC.

                                        By: /s/ Dan McLachlin
                                            ------------------------------------
                                            Dan McLachlin
                                            Vice President - Administration and
                                            Secretary



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